Exhibit 15

September 20, 2005

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 27, 2005 on our review of interim condensed consolidated financial information of Alcoa Inc. and its subsidiaries (the “Company”) for the three-month period ended March 31, 2005 and 2004 and our report dated July 28, 2005 on our review of the interim condensed consolidated financial information of the Company for the three-month and six-month periods ended June 30, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 are incorporated by reference in this Registration Statement dated September 20, 2005.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania